Dyadic Interviewed with FOX Business Network

JUPITER, FLORIDA / ACCESSWIRE / January 28, 2020 - Dyadic International, Inc. (“Dyadic” or the "Company") (NASDAQ: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to accelerate development, lower production costs and improve the performance of biologic vaccines, drugs, and other biologic products, at flexible commercial scales, today announced that its President and Chief Executive Officer, Mark Emalfarb, was interviewed by Liz Claman “The Claman Countdown” from FOX Business Network on Monday, January 27, 2020.

To view the interview, please click on the following link:

https://video.foxbusiness.com/v/6126957311001/#sp=show-clips

A permanent copy of this interview can be found at:

https://www.dyadic.com/investors/media-center/video-gallery/

About Liz Claman

Liz Claman joined FOX Business Network (FBN) as an anchor in October 2007. She anchors Claman Countdown (weekdays 3-4PM/ET). Her October debut on FBN included an exclusive interview with Berkshire Hathaway CEO and legendary investor Warren Buffett. Throughout her tenure at FBN, Claman has conducted exclusive interviews with every U.S. Treasury Secretary from John Snow to Paul O’Neill, Larry Summers, Timothy Geithner and Jack Lew. Claman has brought a roster of business leaders including JP Morgan CEO Jamie Dimon, Starbucks CEO Howard Schultz, Twitter co-founders Jack Dorsey, Evan Williams and Biz Stone, Google/Alphabet Executive Chairman Eric Schmidt, and Microsoft founder Bill Gates to Fox Business viewers as well as world leaders, including Israeli Prime Minister Benjamin Netanyahu and Ukraine President Petro Poroshenko. Prior to joining FBN, Claman served as an anchor at CNBC, most recently anchoring Morning Call and Wake Up Call, Market Watch, and Today’s Business. During her time at CNBC, Claman landed the first one-hour live one-on-one interview with Warren Buffett. Before CNBC, Claman, a two-time Emmy Award winner, served as an anchor and reporter for Boston’s WHDH-TV (NBC). She was also a contributing correspondent for NBC’s syndicated daytime program RealLife. Prior to that, she anchored a two-hour daily talk show, The Morning Exchange for WEWS-TV (ABC) in Cleveland. She received an Emmy for her work on The Morning Exchange. A graduate of the University of California, Berkeley and the Sorbonne in Paris, Claman began her on-air career at WSYX-TV (ABC) in Columbus, OH as a reporter and later a weekend anchor. Earlier, she was a news associate for KCBS-TV (CBS) in Los Angeles where she was the youngest person in the station’s history to win a local Emmy Award for Best Spot News Producer. Claman is a member of the Board of Directors of the American Theatre Wing and is a Tony Award voter. She is an active fundraiser for Building Homes for Heroes, an organization that builds mortgage-free homes for severely wounded soldiers returning from Iraq and Afghanistan. She has completed 7 triathlons and one New York City marathon.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Additionally, and more recently, Dyadic is also beginning to explore the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers and, hopefully, improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website at http://www.dyadic.com

Contact:

Dyadic International, Inc.
Mark Emalfarb, CEO
Phone: +1 (561) 743-8333
Email: memalfarb@dyadic.com